Exhibit 21

CNF INC.

SIGNIFICANT SUBSIDIARIES

December 31, 2003

CNF and its significant subsidiaries were:

Parent and Significant Subsidiaries	Percent of Stock Owned by CNF	State or Province or Country of Incorporation

CNF Inc.		Delaware

Significant Subsidiaries of CNF Inc.:

Con-Way Transportation Services, Inc.	100	Delaware

Menlo Worldwide, LLC	100	Delaware

Emery Worldwide Airlines, Inc.	100	Nevada